EXHIBIT 10


                             PANNELL KERR FORSTER PC
                                125 Summer Street
                                   18th Floor
                                Boston, MA 02110






               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and the Board of Directors of Pax World High Yield Fund, Inc.:

         We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement Number 333-82133 of Pax World High Yield Fund, Inc. of our report dated as of August 26, 1999, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us on the back page of the Prospectus and under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.

                                                    /s/  PANNELL KERR FORSTER PC


Boston, Massachusetts
September 14, 1999